                                                                   EXHIBIT 11.02

                          LEGAL FEE RETAINER AGREEMENT

    THIS AGREEMENT, dated as of the 29th day of February, 2000, is between Sterling Vision of California, Inc., a Delaware corporation having an office at 1500 Hempstead Turnpike, East Meadow, New York 11554 (the "Company"), and Joseph Silver, an individual residing at 12 South Drive, Great Neck, New York 11021 (the "Attorney").

                              W I T N E S S E T H:
                              - - - - - - - - - -

    WHEREAS, the Company desires to retain the services of the Attorney and the Attorney desires to be retained by the Company upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Attorney hereby agree as follows:

1.  Term of Retention.

    The Company hereby retains the Attorney to render legal services to the Company, and to act as its General Counsel, commencing on March 1, 2000 (the "Effective Date") and continuing thereafter for, during and throughout the Term of Employment, as such term is defined in that certain Employment Agreement (the "Employment Agreement"), dated the date hereof, between Sterling Vision, Inc., a New York corporation ("SVI") and the Employee (the "Employment Agreement") it being understood that, upon the expiration or sooner termination of the Term of Employment under said Employment Agreement, this Agreement shall likewise expire and/or terminate. For purposes of this Agreement, the "Term of Retention" shall be the period commencing on the Effective Date, through and including the expiration or sooner termination of the Term of Employment set forth in the Employment Agreement.

2.  Fees and Expenses.

    (a) Fees. In consideration of the services to be rendered hereunder, the Attorney, during the initial twelve (12) months of the Term of Retention, shall be paid legal fees computed at the rate of One Hundred Thirty Eight Thousand Eight Hundred ($138,800) Dollars per annum, and at the rate of One Hundred Forty Five Thousand Seven Hundred ($145,700) Dollars per annum during the remaining months of the Term of Retention, if any, payable, in each case, in substantially equal, semi-monthly installments.

    (b) Expenses. The Attorney shall be entitled to reimbursement for all ordinary and necessary business expenses incurred in the performance of his services hereunder, subject to the Company's receipt of adequate substantiation and/or documentation thereof.

3.  Termination.

    (a) The retention of the Attorney hereunder shall automatically terminate upon the date of the expiration or the sooner termination of the Term of Employment, in each case, pursuant to, and in accordance with, the provisions of the Employment Agreement.

    (b) If the Attorney's retention is terminated pursuant to this Section 3 the Attorney shall be entitled to, and the Company's obligation shall be limited to, the payment of the legal fees accrued under Subsection 2(a) hereof to the date of such termination.

4.  Confidentiality.

    (a) The Attorney shall not, during the Term of Retention or at any time thereafter, use (other than in the performance of his duties to the Company) or disclose to any person, firm or corporation (except as required by law or with the prior written approval of the Company) any information concerning the business, inventions, discoveries, clients, affairs or other trade secrets of the Company that he may have acquired in the course of, or as an incident to, his retention by the Company.

    (b) The obligations of confidentiality and non-use set forth in Subsection
(a) above shall not apply to information: (i) which is or becomes published in any written document or otherwise is or becomes a part of the public domain without breach of the aforementioned obligations by the Attorney; or (ii) which the Attorney can establish was already in his possession and not subject to a secrecy obligation at the time he encountered such information in the course of, or as an incident to, his retention by the Company. Specific information shall not be deemed published or otherwise in the public domain, or in the Attorney's prior possession, merely because it is encompassed by some general information published, or in the public domain, or in the Attorney's prior possession.

5.  Notices.

    Any notice, request, claim, demand or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, return receipt requested, postage prepaid, as follows:

    (a) If to the Company, addressed to its principal executive offices to the attention of its President, with a copy to be simultaneously delivered, in care of the Company, to the Chairman of its Board of Directors; or

        (i)  If to the Attorney, to him at the address set forth above.

6.  Assignability.

    (a) In the event that the Company shall merge or consolidate with any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

    (b) This Agreement is personal in nature, and none of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of its or his rights or obligations hereunder, except by operation or law or pursuant to the terms of this Section 6.

    (c) Nothing expressed or implied herein is intended or shall be construed to confer upon, or give to any person, other than the parties hereto, any right, remedy or claim under, or by reason of, this Agreement, or of any term, covenant or condition hereof.

7.  Governing Law.

    The validity, interpretation, enforceability and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

8.  Indemnification.

    The Company shall indemnify, defend and hold harmless the Employee from and against any and all losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (collectively "Losses"), resulting from, arising out of, or incident to any threatened, pending or completed action, suit or proceeding to which the Attorney may be made a party or may be threatened to be made a party by reason of the Attorney being or having been an officer, employee or agent of the Company, other than, and expressly excepting, any such Losses resulting from the gross negligence and/or willful misconduct of the Employee.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                    STERLING VISION OF CALIFORNIA, INC.

                                    By: /s/ Robert Cohen
                                       ----------------------------------
                                    Title: Robert Cohen, Chairman
                                          -------------------------------

                                    ATTORNEY:

                                    /s/ Joseph Silver
                                    -------------------------------------
                                    Joseph Silver
                                    12 South Drive
                                    Great Neck, New York 11021